Exhibit 99.2

IHOP Corp.

Second Quarter 2005 Call Script

Operator Introduction – Welcome and Instructions

Good day ladies and gentlemen, and welcome to IHOP’s second quarter 2005 conference call.  As a reminder, today’s conference is being recorded.  We do ask that you stay on the line for the duration of today’s call, as we will be conducting a question-and-answer session.  Directions on how to participate will be given at the end of management’s introductory remarks.

And now for opening remarks and introductions, I would like to turn the call over to Stacy Roughan, please go ahead.

Stacy Roughan – Welcome and Safe Harbor

Good morning and thank you for participating on IHOP’s second quarter 2005 conference call.  Today, with us from management are Julia Stewart, President and CEO, and Tom Conforti, CFO.

Before I turn the call over to Julia and Tom, I would like to inform you that today’s conference call contains forward-looking statements.  These forward-looking statements include such words as “may,” “will,” “expect,” “believe,” “anticipate,” “plan,” or other similar terminology.  These statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results to be materially different than those expressed or implied in such statements.

These factors include, but are not limited to: risks associated with the implementation of the Company’s strategic growth plan, the availability of suitable locations and terms of the sites designated for development; the ability of franchise developers to fulfill their commitments to build new IHOP restaurants in the numbers and time frames covered by their development agreements; legislation and government regulation including the ability to obtain satisfactory regulatory approvals; conditions beyond IHOP’s control such as weather, natural disasters or acts of war or terrorism; availability and cost of materials and labor; cost and availability of capital; competition; continuing acceptance of the IHOP brand and concepts by guests and franchisees; IHOP’s overall marketing, operational and financial performance; economic and political conditions; adoption of new, or changes in, accounting policies and practices; and other factors discussed from time to time in IHOP’s filings with the Securities and Exchange Commission, news releases and future conference calls. Forward-looking information is provided by IHOP pursuant to the safe harbor established under the Private Securities Litigation Reform Act of 1995 and should be evaluated in the context of these factors. In addition, IHOP disclaims any intent or obligation to update these forward-looking statements.

Now, I’d like to turn the call over to Julia Stewart.

Julia Stewart – Second Quarter 2005 Performance Drivers

Thanks, Stacy, and welcome to everyone participating on the call.

I am pleased to be here today to discuss our strong financial performance for the quarter, particularly G&A savings brought on by our cost control efforts and our ongoing ability to generate strong free cash flow.  We’ll also discuss our same-store sales performance for the second quarter 2005, and provide background on some of the factors that give us confidence that we should be able to meet our financial guidance for the year.

Let’s start with earnings.  Excluding charges impacting year-over-year comparisons, net income for the second quarter 2005 increased 24.9% to $12.4 million [dollars], or an increase of 31.9% in diluted net income per share to $0.62 [cents].  Net income for the first six months of 2005 rose 5.8% to $22.5 million [dollars], or an increase of 13.1% in diluted net income per share to $1.12 [dollar/cents], excluding charges impacting year-over-year comparisons.

Our earnings performance for the quarter and year-to-date has been aided by improved expense controls in G&A and within our Franchise Operations segment.  Our commitment to investors at the outset of 2005 was to manage G&A expense and enhance operating leverage in our core business.  Our second quarter performance reflects this commitment.  In addition, early in the quarter as we saw signs of softening sales trends, we took steps to further reduce our spending.  As such, we expect to reach the lower end of our G&A guidance of $61 million [dollars] to $63 million [dollars] for 2005 as we work to deliver on this commitment.

In addition, earnings performance was supported by minimal expense growth in our Franchise Operations segment while revenue in this segment rose by 7.2% during the quarter.  Our Company Operations segment also returned to profitability during the second quarter, as strong sales and reduced labor and food costs in our dedicated Company market in Cincinnati helped to offset losses incurred by operating a handful of restaurants, pending refranchising.

In addition, the number of shares outstanding was reduced during the second quarter and first six months of 2005 due to our ongoing share repurchase program, which bolstered our EPS performance.  During the quarter, we repurchased approximately 541,000 IHOP shares, or the equivalent of $23.9 million [dollars] worth of stock.

Our growing base of IHOP restaurants enables us to continue to generate strong Free Cash Flow.  In the first half of the year, we generated $26.8 million [dollars] in Cash from Operations and reduced Capital Expenditures by 70.6%, reflecting the Company’s change in business model.

Turning to our same-store sales performance, system-wide same-store sales increased 0.9% for the second quarter 2005, and 0.8% for the six months of 2005.  Our sales results for the quarter represent IHOP’s 10th consecutive quarter of positive same-store sales growth.  However, our performance was modest and below our expectations.

Our results reflect the completion of the Stuffed Crepes promotion in the first month of the quarter, and the modest performance of Sourdough Cheese Grillers in May and June.  Promotions like Sourdough Cheese Grillers are a short-term tool that we use periodically in a longer-term strategic effort to support sales growth beyond breakfast and improve our daypart mix over time.

Finally, the introduction of our current promotion, Funnel Cake Carnival, in the last week of the second quarter sparked strong consumer interest.  Guest response to Funnel Cakes has been exceptional in its first few weeks, and we are hopeful of a continued positive sales impact for the third quarter.

Over the past four quarters, we have experienced declining traffic trends, which turned negative for the first time during the first quarter of this year.  While negative traffic patterns did continue into the second quarter 2005, we experienced a significant improvement in both May and June, where traffic was only slightly negative.

We believe a few factors contributed to this reversal.  First, the Sourdough Cheese Grillers promotion was supported with a national media window, compared to local advertising in the same period last year.  And, national media generally promotes increased visits to our restaurants – whether it’s for the breakfast, lunch or dinner daypart.  Additionally, our product promotion in the second quarter last year – Sirloin Round-Up – did not produce strong traffic results, and, therefore, provided for somewhat easier comparisons this year.  Finally, as we mentioned on last quarter’s call, there were a handful of underperforming markets that responded well to increased local restaurant marketing support and supplemental advertising.  For example, in several markets in Texas, we utilized a free pancakes offer with the purchase of a breakfast item, which was advertised through local media buys.  This leveraged our core brand equity, and was a straightforward, but powerful offer that motivated increased visits to IHOP restaurants in these underperforming markets.

During the second quarter, we also completed the system-wide roll out of an enhanced core menu.  The new menu included about a dozen new lunch and dinner items, as well as improved breakfast offerings, such as our best selling Stuffed French Toast and the Philly Cheese Steak Super Stacker, among other additions.  Guest response has been positive, and we are seeing early signs that our food quality scores from Mystery Shops are up as a result of these improvements to our core menu.

In line with our recommendation, franchisees moderated price increases with the adoption of the new menu.  Pricing will continue to be an issue we watch carefully as we look to strengthen IHOP’s value proposition with our guests and rebuild positive traffic trends.  We are working to provide education and tools to franchisees to aid them in their pricing decisions, including a number of workshops at our upcoming National Franchise Conference in September.

Looking ahead, we believe that the second half of 2005 should show improved sales performance and help us reach our 2% to 4% same-store sales guidance for 2005.  We are optimistic about the sales catalysts lined up for the second half of the year.

As I mentioned, our Funnel Cake promotion is performing exceptionally well, and we expect this positive guest reception to continue.  In addition, the remaining two product promotions for the year tested well, and are focused on leveraging our core brand equity around breakfast.  National media advertising throughout the summer and fall should continue to provide a strong brand presence for IHOP.

And, we will introduce our first national gift card program in September.  With the system-wide adoption of gift cards in the months leading up to the holiday season, we have both an incremental sales opportunity with gift card redemption before year-end, and expect to see a strong sales catalyst and a traffic driver in early 2006.

Finally, our efforts to drive adoption of some form of 24-hour or extended hour operations are proceeding well.  Currently, 657 IHOP restaurants – or 55% of our system – operate some form of 24-hours.  We are now offering franchisees of high potential, 24-hour locations an incentive to encourage trial of extended hours.  Tom will tell you more about this plan in a moment, but we are optimistic that this trial period will demonstrate the increased sales opportunity 24-hours could mean to many of our franchisees.

So, with a strong line up of promotions, our continued national media presence, the introduction of gift cards and the potential of 24-hour adoption by many restaurants, I believe we have the right sales catalysts in place as we look to meet our same-store sales guidance for 2005.

Additionally, we believe our remodel program will have a positive brand impact on guests as we work to position IHOP as a place for more than just the breakfast daypart.  There are 97 franchise restaurants that have either completed their 2005 remodel, are substantially complete or underway.  Franchisees are on track to complete a total of 225 to 250 remodels this year.  As franchisees are required to complete restaurant remodels every five years, we expect that substantially all of the IHOP system will be remodeled by 2010.

Our franchise development pipeline remains strong, as franchisees signed commitments to develop another 28 restaurants during the second quarter.  This brings total commitments and options to 339 restaurants.  We are currently in the process of finalizing legal agreements that, when signed, could add up to another 62 more IHOP restaurants to the pipeline.  Signed, optioned and pending development commitments now total an additional 401 IHOP restaurants.

Franchisees are also meeting their development timelines in accordance with their commitments.  Franchisees and our Florida area licensee opened 13 new IHOPs during the second quarter, compared to only five restaurants last year.  This brings year-to-date franchise and area licensee restaurant openings to 25 new IHOPs.  As restaurant development is typically back loaded to the second half of the year, we remain confident of meeting our development expectations of 60 to 68 new franchise and area license IHOPs opening by the end of 2005.

Turning to Operations, we continue to execute against key operational improvement goals for the year.  We’ve seen an incremental increase in “A” and “B” operators.  Now, 83% of our franchisees are rated as “A” or “B” operators, which is an improvement from 60% in the second quarter 2004 and up from 76% last quarter.

Turning to our dedicated Company market in Cincinnati… our four IHOP restaurants are performing well and providing an excellent testing ground and learning opportunity for the system.  Strong guest acceptance is apparent as we are experiencing a more evenly distributed sales mix throughout the day – with lunch and dinner traffic performing ahead of IHOP’s national daypart mix.  Our decision to open each restaurant initially on a 24-hour schedule is also proving to be a strong sales contributor.  Our new building prototype and warmer, more welcoming interiors are certainly playing a role in expanding our guests’ perception of IHOP in Cincinnati.  Once we’ve completed some refinements to the back of the house layout and address a few more functional issues, we expect to roll out our new prototype nationwide.  Our current schedule calls for us to release this prototype to the system by year-end.  Our Cincinnati menu is streamlined with a design that highlights lunch and dinner choices more prominently.  Strong sales and improved labor and food cost management in Cincinnati led Company Operations performance, helping to offset losses at non-Cincinnati restaurants, which returned this segment to profitability in the second quarter.

In these ways, we are making strides toward our goal of becoming an “A” operator – not only in the eyes of our guests, but also in the eyes of our franchisees.  Everyday, we are improving our ability to transfer great ideas from Cincinnati to the IHOP system.

In summary, all of our key strategies were in play during the second quarter – Energizing the Brand, Improving Operations and Maximizing Franchise Development – each of which contributed to our strong financial performance.

For a more detailed discussion of our second quarter results, I’d like to now turn the call over to our Chief Financial Officer, Tom Conforti.

Tom Conforti – Second Quarter 2005 Performance Detail

Thanks, Julia, and good morning everyone.  Today, I’ll walk you through our performance for second quarter 2005.  Let’s begin with our earnings picture.

We reported an increase of 173.2% in net income to $11.9 million [dollars], or an increase of 185.7% to $0.60 [cents] in diluted earnings per share for the second quarter 2005.  IHOP’s net income and diluted net income per share comparisons to the prior year were impacted by pre-tax impairment and closure charges of $8.9 million [dollars] recorded in the second quarter 2004 related to IHOP’s strategic repositioning of Company-operated restaurants.  Excluding these charges, net income for the second quarter 2005 increased 24.9% to $12.4 million [dollars], or an increase of 31.9% to $0.62 [cents] in diluted net income per share.

For the six months ended June 30, 2005, we reported an increase of 44.0% in net income to $22.0 million [dollars], or an increase of 54.9% to $1.10 [dollar/cents] in diluted net income per share.  IHOP’s net income and diluted net income per share comparisons to the prior year were impacted by pre-tax impairment and closure charges of $10.1 million [dollars] recorded in the first six months of 2004 related to IHOP’s strategic repositioning of Company-operated restaurants.  Excluding these charges, net income for the first six months of 2005 increased 5.8% to $22.5 million [dollars], or an increase of 13.1% to $1.12 [dollar/cents] in diluted net income per share, year-over-year.

Before I cover our reporting segments, I would like to move directly to G&A expenses.  G&A spending decreased 10.9% to $12.5 million [dollars] for the quarter and was basically flat against prior year in the first six months of 2005, primarily due to proactive G&A management.  Other contributing factors included lower than expected field bonus payouts, as these payments are tied to our sales performance.  During the second quarter, we also benefited from credits for certain legal expenses incurred in earlier periods.  For the remainder of the year, we have a proactive G&A management program in place.  We have made a number of decisions already, which should enable us to reach the lower end of our G&A guidance of $61 million [dollars] to $63 million [dollars].  So, despite IHOP’s somewhat modest same-store sales increases in the first half of the year, our operating model enabled us to increase profitability through improved expense control, and we will continue to exercise this level of control throughout the remainder of the year.

Now, let’s turn to a brief discussion of the Company’s quarterly profit performance highlights by our four key reporting segments.

In our core business, Franchise Operations, profit increased by 14.7% to $21.7 million [dollars] for the second quarter, and by 8.5% to $43.1 million [dollars] for the first half of 2005.  Segment revenue grew by 7.2% to $39.9 million [dollars] in the quarter, and by 5.8% to $80.8 million [dollars] for the first six months of 2005.  This increase in Franchise Operations revenue was driven by an increased number of new IHOP restaurants opened by franchisees.  Franchise retail sales increased 6.3% and 6.1% for the quarter and year-to-date, respectively, as a result of a 5.6% growth in the number of effective franchise restaurants for both the quarter and year-to-date.

Franchise Operations aggregate profit grew as well due to lower overall Micros Point-of-Sales subsidies IHOP provides to franchisees in conjunction with Micros POS installations.  In addition, Franchise Operations expense decreased in line with an expected reduction in advertising expense for the full year.  These two items caused Franchise Operations expense for the quarter to be flat year-over-year, creating operating leverage as revenues grew faster than expense in this segment.

As Julia mentioned, we are now offering a 24-hour adoption incentive program for franchisees who are not already taking advantage of extended hours.  The purpose of the program is to encourage trial and, ultimately, permanent adoption of extended-hour operations – whether it’s 24/7, 24/3 or 24/2 operations – at franchise restaurants.  Our incentive plan involves waiving our normal 4.5% royalty on franchise sales ONLY during the additional operating hours each restaurant attempts.  This royalty relief during incremental hours will last for the first six weeks of the trial period.  And, in order to get the incentive, franchisees must continue this trial period for an additional six weeks without the subsidy.  Extending operating hours at certain high potential locations can translate to a powerful sales driver for IHOP.  But, most importantly, it is an opportunity for franchisees to leverage the fixed costs in their business and increase their own profitability.  We anticipate greater franchisee willingness to try 24-hour operations under this incentive plan, as we partner with them to demonstrate the top and bottom line benefits of 24-hour operations.

Turning to Rental Operations… Rental Operations profit decreased by 2.6% to $8.5 million [dollars] for the second quarter 2005, and by 4.8% to $16.8 million [dollars] for the first half of 2005.  Aggregate profit decreased primarily due to lowered rent margins related to our aggressive refranchising efforts in 2004 and our moderate same-store sales performance.  Rental Operations expense grew in both periods due to an increase in the number of effective leases, with rent concessions that we extended on refranchised restaurants driving expense growth higher than revenue growth.

Turning to Company Operations, our management of this segment continued to improve, resulting in a profit of $18,000 [dollars], and our year-to-date loss in this segment improved to $802,000 [dollars] for the first half of 2005.  This improvement reflects strong sales and reduced labor and food cost in Cincinnati – helping to offset losses at Company-restaurants currently in the process of being refranchised – as well as a reversal of a bonus accrual taken in the first quarter 2005, which led our Company Operations segment to profitability during the quarter.  In addition, our successful refranchising and repositioning efforts produced a 75.7% decrease in effective Company Restaurants for the first six months of the year.  As a result, we ended the quarter with 11 Company-operated restaurants, four of which are IHOPs located in the Cincinnati Company market, versus a total of 32 Company restaurants at the end of the second quarter last year.

With regard to refranchising, I’d like to point out that four of our 11 Company-operated restaurants are being held for sale as a part of a larger Multi-Store Development Agreement for the state of Alabama, which we are currently in the final stages of completing with an existing franchisee.  And, the remaining three non-Cincinnati restaurants have already been refranchised.  We have a great track record of refranchising take backs without actually taking possession of the restaurant.  And, as such, we have minimized the cost of gearing up to operate take back restaurants for short periods.  The general exception is when we see an opportunity to package take backs with a Multi-Store Development Agreement for greater market penetration.  Otherwise, our goal is to limit Company-operated units to only those restaurants in Cincinnati.

Finally, let’s turn to Financing Operations. Financing Operations segment profit decreased, as expected, by 19.7% to $3.6 million [dollars] for the second quarter 2005, and by 10.4% to $8.2 million [dollars] for the first half of 2005.  This decrease was primarily due to the declining long-term note balances at the end of these periods in 2005 versus the same periods last year.  On occasion, the performance of our Financing Operations segment can benefit from the refranchising of Company-operated restaurants, as refranchising is typically completed on terms which are similar to our old business model.

Moving to our Cash Flow statement, Cash Flow from Operations decreased for the first six months of 2005 to $26.8 million [dollars] compared to $32.6 million

[dollars] in the same period in 2004.  This reduction reflected the cash flow adjustment for $10.1 million [dollars] in pre-tax impairment and closure charges recorded in the first six months of 2004.  Additionally, while we continue to focus on receivables management, the Company benefited last year from strong improvements, and we are maintaining those improvements in 2005.

Capital expenditures were reduced from $9.0 million [dollars] in the six months ended June 30, 2004 to $2.6 million [dollars] in the first six months of this year, reflecting the Company’s business model change.  IHOP was in the process of completing investment in the old business model restaurant development in 2004, which is not a factor for us this year.

Free Cash Flow – which we define as Cash from Operations less Capex – came in at a positive $24.2 million [dollars] in the first half of 2005, versus $23.6 million [dollars] in the same period last year.

Now, turning to the balance sheet, the balance of cash, cash equivalents and marketable securities at the end of the first six months of 2005 is relatively constant to the level at the end of 2004.  This is primarily due to the net increase in cash generated net of CAPEX, being offset by share repurchases and dividend payments in the first half of 2005.  Our longer-term asset categories showed a continuing gradual decline, as expected, due to our business model change.  Long-term receivables decreased to $326.4 million [dollars] from $337.2 million [dollars] at the end of 2004.  The balance of property and equipment decreased 1.9% to $320.5 million [dollars] from the end of last year.

A key message we want to emphasize is our ability to generate significant amounts of cash, which remains unchanged despite slower than expected same-store sales gains in the first half of 2005.  Growing same-store sales is an important factor in managing the overall health of our business, but our growing base of IHOP restaurants and cash run-off of our old business model allow for consistency in total cash generation.  This is an investment consideration we know many of IHOP’s investors value.

We expect to generate between $55 million [dollars] and $65 million [dollars] in Cash Flows from Operating Activities in 2005.  CAPEX should range between $11 million and $13 million as we plan to limit capital spending primarily to building out our Company market in Cincinnati and for necessary IT investment.  This dynamic should allow for strong Free Cash Flow ranging between $42 million and $54 million in 2005.

Free Cash Flow will be augmented by the run-off of notes receivable established under our old business. This provides an additional source of cash from principal receipts from note and equipment contracts receivables expected to be within the range of $15 million [dollars] to $20 million [dollars].

Cash from Operations and our receivable run-off are expected to generate between $70 million [dollars] and $85 million [dollars] in 2005, before CAPEX, dividend and share repurchase activities.

Now, I’d like to provide you a brief update on our dealings with the IRS.  As many of you know, audits were conducted of our 2000, 2001 and 2002 tax filings.

During those audits, the agent challenged the accounting methodology IHOP uses to report initial franchise fees for federal income tax purposes.  Just recently, the IRS completed its tax audit for fiscal year 2003, and concluded the same point.  This finding would be added to the IRS’s initial findings from its earlier audits.  We estimate that our worst case federal income tax payment obligation with respect to such additional income – including interest, penalties and related state tax liability – could be as much as $31 million for all audit years, most of which is reserved for.  As you are aware, we are currently contesting the proposed adjustments through administrative proceedings.  We now expect the conclusion of this matter sometime in 2006.

Our commitment to return cash to shareholders remains.  As Julia mentioned, we repurchased approximately 541,000 shares at an average price of $44.20 per share during the second quarter.  Since we began our share repurchase program in 2003, we have brought back a total of 2.9 million shares, or spent the equivalent of $109.0 million [dollars] in repurchasing our stock.

Our Board of Directors declared a quarterly cash dividend of $0.25 [cents] per common share payable on August 23, 2005 to shareholders of record as of August 1, 2005.  Since we began paying a dividend in May 2003, we have returned $46.8 million [dollars] of cash to shareholders through regular dividend payments.  Between share buyback and dividend payments, our total cash return to shareholders now exceeds $155 million [dollars].

Now, I’d like to turn the call back to Julia.

Julia Stewart – Wrap Up to Q&A

Thanks, Tom.  Before I open the call for questions, I would like to reiterate our key performance guidance and assumptions for 2005, which remain unchanged.

In 2005, we expect earnings per diluted share to range between $2.02 [dollars/cents] and $2.12 [dollars/cents].  Our EPS performance will be driven by four key factors:

•                  Continued G&A control with spending expected to reach the lower end of our guidance of $61 million [dollars] to $63 million [dollars];

•                  Same-store sales growth in the range of 2% to 4%;

•                  60 to 68 restaurants developed by our franchisees and area licensee in Florida; and

•                  Continued share buyback.

G&A control is an increasingly important factor in our financial performance as we look to create improved operating leverage.

As Tom detailed, I want to reiterate our confidence in meeting our cash generation expectations for the year.  Our ability to generate significant amounts of Cash from Operations plus our receivables run-off remains unchanged.

Looking ahead, in September, we will host franchisees in Orlando for our National Franchise Conference.  This annual event allows the IHOP system and management to come together to set our operating path for 2006.  It’s an opportunity for us to provide our vision for the future while also listening to our franchisees’ feedback and to foster collaboration and teamwork.  As I mentioned, pricing will be a big focus during the conference.  We have extensive workshops aimed at educating and assisting franchisees with their pricing strategies.  Coupled with Marketing and Operations topics, this year’s National Franchise Conference is set to be our best ever!

With that, Tom and I would be happy to answer any questions you might have.  Operator?

Julia Stewart – Closing Remarks

Thanks again for joining us today.  Should you have any follow up questions, Tom and I are here and available, so just give us a call.

We look forward to speaking to you on our third quarter 2005 investor call scheduled for 10:00 a.m. Eastern on Thursday, October 27th.